EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3 and related Prospectus of EZchip Semiconductor Ltd. (the "Company") for the registration of 203,476 of its Ordinary Shares and to the incorporation by reference therein of our reports dated March 30, 2009, with respect to the consolidated financial statements of the Company for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer KOST, FORER, GABBAY and KASIERER

A member of Ernst & Young Global

Haifa, Israel
January 12, 2010